Exhibit 99.1

News Release

Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE REPORTS FISCAL 2013 THIRD QUARTER RESULTS

•                  Q3 2013 total net sales increased 2.8% to $649 million

•                  Q3 2013 GAAP diluted earnings per share was $0.79 and adjusted diluted earnings per share was $0.90, compared to prior year diluted earnings per share of $0.95

•                  Q3 2013 comparable store sales at Men’s Wearhouse brand increased 2.6%

•                  Company reaffirms EPS guidance for fiscal full year 2013

FREMONT, CA — December 11, 2013 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal third quarter ended November 2, 2013.

Total net sales for the fiscal 2013 third quarter increased 2.8% to $648.9 million from $631.0 million in last year’s third quarter.  GAAP diluted EPS was $0.79 for the third quarter of 2013.  Adjusted diluted EPS was $0.90 excluding one-time costs(1).  Third quarter results were in-line with internal expectations and were below 2012 third quarter results primarily due to lower tuxedo margin.

Total net sales for the first nine months of fiscal 2013 increased 1.7% to $1.9 billion and GAAP diluted EPS was $2.29.  Adjusted EPS for the 2013 nine month period was $2.55 excluding one-time costs(2).

Doug Ewert, Men’s Wearhouse president and chief executive officer, commented, “We are very pleased to report our 2.6% comparable store sales increase during the third quarter in our Men’s Wearhouse brand, which represents two-thirds of our consolidated sales.  We are also very pleased with the early progress in integrating our newly acquired American designer brand, Joseph Abboud®, and its U.S. manufacturing operations.  We already have several large markets with Joseph Abboud product in place and will continue to execute on our planned rollout to all stores into the summer of 2014.”

(1)  Adjusted net earnings exclude $9.7 million ($6.4 million after tax or $0.13 per diluted share) in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives, and store related closure costs.  Also excluded is a $2.2 million ($1.5 million after tax or $0.03 per diluted share) gain from the sale of an office building in Fremont, CA.  Adjusted diluted earnings per share may not sum due to rounded numbers.

(2)  Adjusted net earnings exclude $22.1 million ($14.4 million after tax or $0.29 per diluted share) in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives, non-cash impairment of K&G goodwill and store related closure costs.  Also excluded is a $2.2 million ($1.5 million after tax or $0.03 per diluted share) gain from the sale of an office building in Fremont, CA.  Adjusted diluted earnings per share may not sum due to rounded numbers.

THIRD QUARTER STRATEGIC REVIEW

In July 2013, the Company entered into an accelerated share repurchase agreement with J.P. Morgan Securities LLC to purchase $100.0 million of our common stock.  In September 2013, JPMorgan delivered an additional 455,769 shares, resulting in a total of 2,653,287 shares repurchased under the agreement.

On August 6, 2013, the Company successfully completed its acquisition of JA Holding, Inc., the parent company of the celebrated American clothing brand Joseph Abboud® and a U.S. tailored clothing factory for approximately $97.5 million in cash consideration, subject to certain adjustments.  The total net cash consideration after these adjustments was approximately $95.7 million.  We believe this transaction will accelerate our strategy of offering exclusive brands with broad appeal at attractive prices.

On October 9, 2013, the Company rejected an unsolicited, non-binding proposal from Jos. A. Bank to acquire the Company for $48.00 per share believing the proposal significantly undervalued the Company and failed to reflect the Company’s growth strategy and upside potential.

On November 26, 2013, the Company announced that it submitted a proposal to the Board of Directors of Jos. A. Bank to acquire all of the outstanding shares of Jos. A. Bank common stock for $55.00 per share in cash, representing an implied enterprise value of approximately $1.2 billion.

THIRD QUARTER CONSOLIDATED RESULTS REVIEW

Total net sales for the fiscal 2013 third quarter increased 2.8% or $17.9 million to $648.9 million from $631.0 million for the same prior year period.  Retail segment sales for the quarter increased by 2.0% or $11.5 million and corporate apparel sales increased by 9.6% or $6.4 million as compared to the prior year quarter.

The consolidated total gross margin was up $2.8 million or 1.0%.  The total gross margin rate decreased 84 basis points primarily due to an expected decrease in tuxedo margin due to lower rental revenue and higher per unit rental costs and royalty payments and the deleveraging of occupancy costs.  The retail segment total gross margin was up 0.4% and the corporate apparel gross margin increased 9.3%.

GAAP SG&A expenses of $233.5 million increased by $15.3 million or 7.0% from the prior year.  Adjusted SG&A expenses of $226.0 million increased by $7.8 million from the prior year or 3.6% primarily due to increased employee related expenses.  Adjusted SG&A expenses exclude $9.7 million in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives and store related closure costs.  Also excluded is a $2.2 million gain from the sale of an office building in Fremont, CA.

GAAP net earnings for the fiscal 2013 third quarter were $38.2 million, or $0.79 diluted earnings per share.  Adjusted net earnings for the fiscal 2013 third quarter were $43.1 million, or $0.90 adjusted diluted earnings per share compared to net earnings of $48.8 million, or $0.95 diluted earnings per share last year.

THIRD QUARTER SALES REVIEW

The table that follows is a summary of net sales for fiscal 2013 third quarter and year-to-date.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable store sales change is based on the Canadian dollar.  Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales, beginning in fiscal 2013.  The inclusion of e-commerce net sales did not have a significant effect on comparable sales.

Because fiscal 2012 was a 53 week year, comparable store sales for the current year are shown on a trailing 52 week basis, comparing the most relevant time periods, as well as on a fiscal period basis.  The current quarter fiscal period basis is lower than the trailing basis comparison primarily due to the calendar shift of the 53rd week.

	Third Quarter Net Sales Summary – Fiscal 2013
				Comparable Store Sales Change
			Net Sales	Current	Current	Prior Year
			Current	Quarter	Quarter	Quarter
	Net Sales Change		Quarter	Trailing	Fiscal	Fiscal
Total Retail Segment	2.0%	$11.5	$575.5
Men’s Wearhouse	5.0%	$20.2	$427.6	2.6%	1.6%	9.5%
Moores	(6.7)%	$(4.8)	$67.5	(2.4)%	(3.6)%	3.0%
K&G	(5.9)%	$(4.5)	$72.8	(4.4)%	(4.2)%	(4.2)%
MW Cleaners	9.2%	$0.6	$7.6

Corporate Apparel Segment	9.6%	$6.4	$73.4

Total Company	2.8%	$17.9	$648.9

	Year-To-Date Net Sales Summary – Fiscal 2013
				Comparable Store Sales Change
			Net Sales	Current YTD	Current YTD	Prior Year
	Net Sales Change		Current YTD	Trailing	Fiscal	YTD Fiscal
Total Retail Segment	1.4%	$23.7	$1,729.1
Men’s Wearhouse	3.9%	$47.7	$1,256.1	1.6%	1.9%	5.9%
Moores	(5.0)%	$(10.4)	$195.8	(4.6)%	(4.1)%	3.9%
K&G	(5.7)%	$(15.4)	$255.0	(4.8)%	(4.9)%	(3.8)%
MW Cleaners	9.0%	$1.8	$22.3

Corporate Apparel Segment	5.2%	$9.1	$183.5

Total Company	1.7%	$32.8	$1,912.7

Net sales at core flagship brand Men’s Wearhouse stores, which represented 66% of total third quarter sales were up 5.0% from last year’s third quarter sales while comparable store sales increased 2.6%.  On a comparable basis increases in clothing product average unit retails and average transactions per store more than offset a decrease in units sold per transaction. The higher margin tuxedo rental revenues comparable store sales increased 0.8% in the third quarter of 2013.

Moores, the Canadian retail brand, was 10% of the total third quarter sales and had a comparable store sales decrease of 2.4% due mainly to decreases in units sold per transaction and average transactions per store which more than offset a slight increase in clothing product average unit retails.  The results for Moores were favorable to our internal plan.  K&G was 11% of the Company’s total third quarter sales with a comparable store sales decrease of 4.4% with lower average unit retails and average transactions per store that more than offset increased units sold per transaction.  The Corporate Apparel segment, which represented 11% of total third quarter sales, had a sales increase of 9.6% due mainly to customer rollouts in the US and UK.

2013 GUIDANCE

The full year expectation of adjusted earnings per share remains at $2.40 to $2.50.  The Company’s guidance excludes costs associated with the JA Holding, Inc. acquisition and integration, separation costs associated with former executives, the non-cash goodwill impairment charge related to K&G, costs related to various strategic projects, store related closure costs, and the gain from the sale of an office building in Fremont, CA.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, December 12, 2013, Company management will host a conference call and real time webcast to review fiscal 2013 third quarter results and its outlook for the remainder of fiscal 2013.

To access the conference call, dial 480-629-9692.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at ir.menswearhouse.com.  A telephonic replay will be available through December 19, 2013 by calling 303-590-3030 and entering the access code of 4649392#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	November 2, 2013		October 27, 2012		February 2, 2013
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	658	3,752.2	625	3,570.7	638	3,650.0

Men’s Wearhouse and Tux	261	360.5	303	417.5	288	395.1

Moores, Clothing for Men	120	764.4	118	747.8	120	763.5

K&G (a)	94	2,228.7	98	2,326.6	97	2,299.3

Total	1,133	7,105.8	1,144	7,062.6	1,143	7,107.9

(a)  88, 92 and 92 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,133 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  Men’s Wearhouse is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

November 2, 2013 AND October 27, 2012

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$415,985	64.11%	$401,692	63.66%	$14,293	3.56%	0.44
Tuxedo rental services	122,177	18.83%	124,648	19.75%	(2,471)	(1.98)%	(0.93)
Alteration and other services	37,363	5.76%	37,701	5.98%	(338)	(0.90)%	(0.22)
Total retail sales	575,525	88.69%	564,041	89.39%	11,484	2.04%	(0.70)
Corporate apparel clothing product sales	73,365	11.31%	66,933	10.61%	6,432	9.61%	0.70
Total net sales	648,890	100.00%	630,974	100.00%	17,916	2.84%	0.00

Total cost of sales	355,388	54.77%	340,277	53.93%	15,111	4.44%	0.84

Gross margin (a):
Retail clothing product	234,543	56.38%	225,191	56.06%	9,352	4.15%	0.32
Tuxedo rental services	102,864	84.19%	108,151	86.77%	(5,287)	(4.89)%	(2.57)
Alteration and other services	8,951	23.96%	9,698	25.72%	(747)	(7.70)%	(1.77)
Occupancy costs	(73,456)	(12.76)%	(71,198)	(12.62)%	(2,258)	(3.17)%	(0.14)
Total retail gross margin	272,902	47.42%	271,842	48.20%	1,060	0.39%	(0.78)
Corporate apparel clothing product margin	20,600	28.08%	18,855	28.17%	1,745	9.25%	(0.09)
Total gross margin	293,502	45.23%	290,697	46.07%	2,805	0.96%	(0.84)

Selling, general and administrative expenses	233,497	35.98%	218,188	34.58%	15,309	7.02%	1.40

Operating income	60,005	9.25%	72,509	11.49%	(12,504)	(17.24)%	(2.24)

Net interest	(1,190)	(0.18)%	(136)	(0.02)%	(1,054)	775.00%	(0.16)

Earnings before income taxes	58,815	9.06%	72,373	11.47%	(13,558)	(18.73)%	(2.41)

Provision for income taxes	20,337	3.13%	23,304	3.69%	(2,967)	(12.73)%	(0.56)

Net earnings including non-controlling interest	38,478	5.93%	49,069	7.78%	(10,591)	(21.58)%	(1.85)

Net earnings attributable to non-controlling interest	(274)	(0.04)%	(226)	(0.04)%	(48)	(21.24)%	0.01

Net earnings attributable to common shareholders	$38,204	5.89%	$48,843	7.74%	$(10,639)	(21.78)%	(1.85)

Net earnings per diluted common share attributable to common shareholders	$0.79		$0.95

Weighted-average diluted common shares outstanding:	47,873		50,919

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE NINE MONTHS ENDED

November 2, 2013 AND October 27, 2012

(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,248,405	65.27%	$1,235,185	65.71%	$13,220	1.07%	(0.44)
Tuxedo rental services	368,360	19.26%	357,261	19.00%	11,099	3.11%	0.25
Alteration and other services	112,381	5.88%	112,975	6.01%	(594)	(0.53)%	(0.13)
Total retail sales	1,729,146	90.40%	1,705,421	90.72%	23,725	1.39%	(0.32)
Corporate apparel clothing product sales	183,535	9.60%	174,429	9.28%	9,106	5.22%	0.32
Total net sales	1,912,681	100.00%	1,879,850	100.00%	32,831	1.75%	0.00

Total cost of sales	1,032,465	53.98%	1,014,847	53.99%	17,618	1.74%	(0.01)

Gross margin (a):
Retail clothing product	703,902	56.38%	686,040	55.54%	17,862	2.60%	0.84
Tuxedo rental services	311,971	84.69%	308,516	86.36%	3,455	1.12%	(1.66)
Alteration and other services	26,625	23.69%	29,269	25.91%	(2,644)	(9.03)%	(2.22)
Occupancy costs	(217,521)	(12.58)%	(209,263)	(12.27)%	(8,258)	3.95%	(0.31)
Total retail gross margin	824,977	47.71%	814,562	47.76%	10,415	1.28%	(0.05)
Corporate apparel clothing product margin	55,239	30.10%	50,441	28.92%	4,798	9.51%	1.18
Total gross margin	880,216	46.02%	865,003	46.01%	15,213	1.76%	0.01

Goodwill impairment charge	9,501	0.50%	—	0.00%	9,501	NM	0.50
Selling, general and administrative expenses	691,369	36.15%	659,957	35.11%	31,412	4.76%	1.04

Operating income	179,346	9.38%	205,046	10.91%	(25,700)	(12.53)%	(1.53)

Net interest	(1,772)	(0.09)%	(806)	(0.04)%	(966)	119.85%	(0.05)

Earnings before income taxes	177,574	9.28%	204,240	10.86%	(26,666)	(13.06)%	(1.58)

Provision for income taxes	63,162	3.30%	69,021	3.67%	(5,859)	(8.49)%	(0.37)

Net earnings including non-controlling interest	114,412	5.98%	135,219	7.19%	(20,807)	(15.39)%	(1.21)

Net earnings attributable to non-controlling interest	(174)	(0.01)%	(99)	(0.01)%	(75)	(75.76)%	0.00

Net earnings attributable to common shareholders	$114,238	5.97%	$135,120	7.19%	$(20,882)	(15.45)%	(1.22)

Net earnings per diluted common share attributable to common shareholders	$2.29		$2.62

Weighted-average diluted common shares outstanding:	49,598		51,029

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 2,	October 27,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$64,764	$138,016
Accounts receivable, net	80,180	82,966
Inventories	640,197	623,860
Other current assets	77,918	68,519

Total current assets	863,059	913,361
Property and equipment, net	407,261	379,969
Tuxedo rental product, net	142,272	118,202
Goodwill	128,597	88,473
Intangible assets, net	60,325	31,992
Other assets	4,937	4,431

Total assets	$1,606,451	$1,536,428

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$165,596	$170,549
Accrued expenses and other current liabilities	168,120	149,244
Income taxes payable	10,034	4,939
Current maturities of long-term debt	10,000	—

Total current liabilities	353,750	324,732

Long-term debt	90,000	—
Deferred taxes and other liabilities	104,950	92,057

Total liabilities	548,700	416,789

Equity:
Preferred stock	—	—
Common stock	704	725
Capital in excess of par	404,506	380,099
Retained earnings	1,177,945	1,202,922
Accumulated other comprehensive income	31,060	40,735
Treasury stock, at cost	(569,792)	(517,894)

Total equity attributable to common shareholders	1,044,423	1,106,587

Non-controlling interest	13,328	13,052

Total equity	1,057,751	1,119,639

Total liabilities and equity	$1,606,451	$1,536,428

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE NINE MONTHS ENDED

November 2, 2013 AND October 27, 2012

(In thousands)

	Nine Months Ended
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$114,412	$135,219
Non-cash adjustments to net earnings:
Depreciation and amortization	65,672	61,798
Tuxedo rental product amortization	28,712	25,330
Goodwill impairment charge	9,501	—
Other	12,992	18,339
Changes in operating assets and liabilities	(71,906)	(74,177)

Net cash provided by operating activities	159,383	166,509

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(81,521)	(90,085)
Proceeds from sales of property and equipment	4,127	25
Acquisition of business, net of cash	(95,693)	—

Net cash used in investing activities	(173,087)	(90,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,291	6,918
Proceeds from term loan	100,000	—
Cash dividends paid	(26,979)	(27,832)
Deferred financing costs	(1,776)	—
Tax payments related to vested deferred stock units	(3,865)	(4,421)
Excess tax benefits from share-based plans	1,532	2,737
Repurchases of common stock	(152,129)	(41,296)

Net cash used in financing activities	(74,926)	(63,894)

Effect of exchange rate changes	(2,669)	155

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(91,299)	12,710

Balance at beginning of period	156,063	125,306
Balance at end of period	$64,764	$138,016